Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Media Contact:

Karine Kleinhaus, M.D.

Russo Partners, LLC

(646) 942-5632

Karine.kleinhaus@russopartnersllc.com

Cempra Prices Public Offering of Common Stock

Chapel Hill, N.C., June 14, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated antibiotics to meet critical medical needs in the treatment of bacterial infections, today announced that it has priced an underwritten public offering of 7,250,000 shares of its common stock at a price of $7.00 per share for aggregate gross proceeds of $50.8 million. Net proceeds after underwriting discounts and commissions and expenses of the offering are expected to be approximately $47.7 million. The company also has granted the underwriters a 30-day option to purchase up to an additional 1,087,500 shares to cover over-allotments, if any, which would result in additional net proceeds of approximately $7.2 million, if exercised in full. The offering is expected to close on or about June 19, 2013, subject to satisfaction of customary closing conditions.

Barclays, Stifel and Cowen and Company are acting as joint book-running managers for the offering. Needham & Company and SunTrust Robinson Humphrey are acting as co-managers.

The offering is being made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained, when available, from Barclays Capital Inc. by calling 1-888-603-5847, or by mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by e-mail at Barclaysprospectus@broadridge.com; from Stifel, Nicolaus & Company, Incorporated by mail at One Montgomery Street, 36th Fl., San Francisco, CA 94104, by telephone at 415-364-2720 or by e-mail at syndprospectus@stifel.com; and from Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department or by telephone at 631-274-2806.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the completion of the public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds; the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the results of studies of our product candidates conducted by others; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.